Exhibit 10.12B

REVOLVING CREDIT NOTE

$30,000,000.00	December 15, 2003

FOR VALUE RECEIVED, the undersigned, AMERIVEST PROPERTIES INC., a Maryland corporation (the “Borrower”), promises to pay, without offset or counterclaim,  to the order of FLEET NATIONAL BANK (hereinafter, together with its successors in title and assigns, called the “Lender”) at the head office of Fleet National Bank, as Agent (the “Agent”) at 100 Federal Street, Boston, Massachusetts 02110 or at such other address as Agent may specify, the principal sum of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Unsecured Revolving Credit Agreement dated as of December 15, 2003 among the Lender, the Borrower,  the other lending institutions named therein and the Agent, as amended from time to time (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.  Unless otherwise provided herein, the rules of interpretation set forth in §1.2 of the Credit Agreement shall be applicable to this Note.

The Borrower also promises to pay (a) principal from time to time at the times provided in the Credit Agreement and (b) interest from the date hereof on the principal amount from time to time unpaid at the rates and times set forth in the Credit Agreement and in all cases in accordance with the terms of the Credit Agreement.  Late charges and other charges and default rate interest shall be paid by Borrower in accordance with the terms of the Credit Agreement.  The entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date.  The Lender may endorse the record relating to this Note with appropriate notations evidencing advances and payments of principal hereunder as contemplated by the Credit Agreement.

This Note is issued pursuant to, is entitled to the benefits of, and is subject to the provisions of the Credit Agreement.  The principal of this Note is subject to prepayment in whole or in part in the manner and to the extent specified in the Credit Agreement.  The principal of this Note, the interest accrued on this Note and all other Obligations of the Borrower are full recourse obligations of the Borrower, and all of its Real Estate Assets, and its other properties shall be available for the payment and performance of this Note, the interest accrued on this Note, and all of such other Obligations.  In case an Event of Default shall occur and be continuing, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the Borrower and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise by payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between the Borrower and the Lenders and the Agent.

The Borrower and all endorsers hereby waive presentment, demand, protest and notice of any kind in connection with the delivery, acceptance, performance and enforcement of this Note, and also hereby assent to extensions of time of payment or forbearance or other indulgences without notice.

This Note and the obligations of the Borrower hereunder shall be governed by and interpreted and determined in accordance with the laws of the Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law).  The Borrower has waived its right to a jury trial with respect to any action or claim arising out of this Note pursuant to §24 of the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed in its name as an instrument under seal on the date first above written.

WITNESS:	AMERIVEST PROPERTIES INC.,
a Maryland corporation

Jean M. Gonzales	By:	John B. Greenman
		Name:	John B. Greenman
		Title:	Vice President

(CORPORATE SEAL)